Exhibit 99.01

Silicon Image, Inc.

July 8, 2014
5:00 p.m. (Eastern Time)

P R E S E N T A T I O N

Operator
Good day and welcome to the Silicon Image conference call. Today's conference is being recorded. At this time, I'd like to turn the conference over to Mr. Alex Chervet. Please go ahead, sir.

Alex Chervet - Silicon Image, Inc. - Senior Director IR
Good afternoon. Thank you, everyone, for joining the call today. I'm Alex Chervet, the Senior Director of Investor Relations at Silicon Image. Joining me today from our headquarters in Sunnyvale, California, is Camillo Martino, the Company's Chief Executive Officer, and Steve Robertson, the Company's Vice President of Finance.

The purpose of today's call is to address questions related to the press release we issued today regarding our preliminary financial results for the second quarter. Before I turn the call over to Camillo, let me remind listeners that during the call, we will be making forward-looking statements based on our current expectations regarding many aspects of our business and markets in which we operate, including but not limited to forward-looking statements about our financial results and performance, our current and future products and technologies, the timing of new product introductions, average selling prices, design wins, market demand for our products, operating expenses, and standards activities.

Our actual results may differ materially from our forward-looking statements, and we disclaim any obligation to update any of our forward-looking statements. In addition, our forward-looking statements and the Company's future results are subject to risks and uncertainties, which we describe in today's press release and in the most recent periodic reports on Form 10-K and 10-Q filed with the SEC. These documents contain certain relevant risk factors that could affect our future results. With that, I'd like to turn the call over to Camillo.

Camillo Martino - Silicon Image, Inc. - CEO
Thanks, Alex. Good afternoon, everyone, and thank you for joining today's call. Today we announced that our Q2 revenue would fall short of our previous expectations and guidance. There are two main reasons for this shortfall.

Firstly, our product revenue declined due to reduced orders from a significant customer for our mobile ICs.

And secondly, our licensing revenue continues to experience a delay of HDMI royalties pending completion of an agreement among the HDMI founders. The revenue for the second quarter is currently expected to be in the range of $58.5 million to $60.5 million. Our previous guidance for the second quarter revenue was in the range $71 million to $76 million. Non-GAAP EPS for the quarter is expected to be $0.03 to $0.04 per share on a fully diluted basis. We are currently updating our forecast for the year to reflect these results. On the product revenue issue, we do not believe this shortfall to be a pervasive issue in all markets, but rather a more targeted one. We are currently working with our customers to get a better understanding of the implications of these issues to incorporate into our revised full-year forecast. That process is ongoing, and we'll have an update for you at the time of our Q2 earnings call. What I can say now in this regard, based on Q2 preliminary results and based on preliminary discussions with key customers, I currently believe that the total revenue for the year will not exceed last year's total revenue and could even be down slightly. On the non-GAAP EPS side, again, we could be flat to slightly down as compared to last year as well. We will provide more detail later this month on our earnings call after we've had the opportunity to work with our customers in each key market and have a full appreciation of the implications. We do not believe these issues are indication of a structural change in the market that would cause us to rethink our core strategy of driving MHL into the mid-range phones and capitalizing on our 60-gigahertz wireless investment. Rather, they are product and timing challenges that we must overcome.

Clearly, we are paying very close attention to these market dynamics. With regards to 60-gigahertz wireless, we are encouraged by the recent investments and activity in this space. And with MHL, we're excited by the potential opportunity offered by mid-range phones as they become powerful enough to support HD video. We will provide more details and insights on our regularly quarterly earnings call in late July.

We will now open the call for questions.

Q U E S T I O N S A N D A N S W E R S

Operator
(Operator Instructions.) Rajvindra Gill, Needham and Company.

Rajvindra Gill - Needham & Co. - Analyst
So the miss, which I calculate is about a $14 million miss, was this -- if you could maybe quantify the magnitude -- was it primarily related to the either reduced orders for MHL at the big customer, or was it more evenly split between the product as well as the delay of the HDMI royalty?

Camillo Martino - Silicon Image, Inc. - CEO
Sure. Thanks, Raji. We don't typically disclose each of those in that level of detail, but I think it's fair to say that more than half of the revenue miss is attributed to the mobile IC revenue -- more than half. So it was pretty substantial.

Rajvindra Gill - Needham & Co. - Analyst
Yes. And was it mainly related to what we've seen in the past, where there was an overbuild of components or of phones, and then those phones don't necessarily sell through, and so we have an inventory correction? We saw this last year as well, but it was pushed out a little bit later, I believe, into the third quarter. I was wondering if you could characterize that. And was there any other reason for the miss outside of that big customer?

Was there any exposure to China, China handsets, or mid-range handsets that you saw an inventory correction as well? Just wondering if you could elaborate a little bit further on that. Thank you.

Camillo Martino - Silicon Image, Inc. - CEO
Sure. I think the more details, obviously, we'll provide at the end of the month. But our China strategy is on track. I don't think it's appropriate at this point in time to talk about any specific customer. But clearly, we've already mentioned on this call that it was primarily a one-customer activity that's put us at this situation. So there are a lot of market dynamics going on right now. I think you've read many analysts' reports and user reports recently. There's the overall market in smartphones may be growing, but at the same time, I would say the mid-range is growing, perhaps at a faster pace. And I think the growth is happening a lot outside, let's say, North America and Europe, in countries like China and India and South America. So there's a lot of things going on right now in the market dynamics, mid-range, high-end phones, as I mentioned. And I would like to provide more details of that on our call at the end of the month.

Rajvindra Gill - Needham & Co. - Analyst
And just one last question for me and I'll head back to the queue. You said this is more product related and not necessarily pervasive. However, we do see these situations occur year after year because of the exposure to that one big customer, things that you don't necessarily can control, but just the nature of doing business with that particular customer. Have you guys thought about ways to lessen the shock or diversify away in order for this situation not to happen, or the magnitude might not be as great in the future?

Camillo Martino - Silicon Image, Inc. - CEO
Yes, look, I think if you look at our track record over the last 4 years, we've shown pretty consistently 4 years of revenue growth and bottom line growing as well, so we're pretty happy with that. But at this minute, we're observing what I would call a temporary hiccough, frankly.

We do have our core strategy right now to continue the growth, is to penetrate the mid-range smartphone, and we have strategies that we've talked about with that, and, of course, wireless as well. We're very encouraged by our progress on wireless. Yes, it's true our wireless growth has been slower, and the uptick that we had originally anticipated, but we're very, very encouraged about the longer-term outlook on wireless. So those two strategies together -- mid-range smartphones and wireless -- we believe, overall, will help us to continue the growth again.

Rajvindra Gill - Needham & Co. - Analyst
Great. Thank you for taking my questions.

Operator
Jon Tanwanteng, CJS Securities.

Jon Tanwanteng - CJS Securities - Analyst
Just on the HDMI licensing, is that delay simply just a delay, or is there a risk that those revenues may actually go away if the terms are not favorable for something?

Camillo Martino - Silicon Image, Inc. - CEO
Well, look, we don't believe it's going to go away. The key economic terms have all been agreed to primarily. And so, as with all negotiations, multi-country negotiation, things take a little bit of time, and it's taking longer than we anticipated. But we don't believe it's any material risk, longer term, to this revenue. So it's a delay.

Jon Tanwanteng - CJS Securities - Analyst
Okay, and that's included in your preliminary target that you gave earlier on the call?

Camillo Martino - Silicon Image, Inc. - CEO
Yes, that's correct.

Jon Tanwanteng - CJS Securities - Analyst
Okay. And then just secondly, have you seen any increased interest in your products or your IP following the purchase of a 60-gigahertz peer by Qualcomm?

Camillo Martino - Silicon Image, Inc. - CEO
I would say that that acquisition of Qualcomm acquiring Wilocity has certainly given legitimacy to the 60-gigahertz activity. We've been working at it for a number of years. I think news like that is very good overall for the market growth, and we're very encouraged. So we've also seen a lot of interest and activity in the last few months, no question.

Jon Tanwanteng - CJS Securities - Analyst
Okay, thank you.

Operator
Charlie Anderson, Dougherty and Company.

Charlie Anderson - Dougherty & Co. - Analyst
First of all, I think you're down maybe $15 million in absolute dollars year over year in the first half, and you said you'll be slightly down for the full year. So I wondered how you gain that extra $15 million, or a little bit less in absolute dollars, back half of the year versus last half back of the year.

Camillo Martino - Silicon Image, Inc. - CEO
We do have our seasonality coming up in Q3. Obviously, let me first say that we can provide a lot of detail in our earnings call at the end of the month, but Q3 is a seasonally higher quarter, so that's one jump. We've seen CE, consumer electronics, doing well for us overall as well. And licensing we expect to also, to continue to grow, the licensing revenues. We'll provide more detail at the end of the month, but at this moment we're certainly comfortable with the guidance that we've given.

Charlie Anderson - Dougherty & Co. - Analyst
So baked into this guidance, you have a licensing amount. And are you completely excluding all HDMI royalties, or just a portion of them? Help me understand what's happening there.

Camillo Martino - Silicon Image, Inc. - CEO
This is a very detailed, specific question. But I would say that in our guidance that we've given, we are assuming our portion of the economic terms that we've agreed to. That's what we're assuming is in the number, no question.

Charlie Anderson - Dougherty & Co. – Analyst
So I guess what I'm wondering is how is it lower than what you were thinking before -- like what was the change there, if it's already in there?

Camillo Martino - Silicon Image, Inc. - CEO
In the first half, it's lower by definition because it's not included at all, right, the HDMI licensing revenue. And that will be recognized in the second half, that that's our current expectation.

Charlie Anderson - Dougherty & Co. - Analyst
Got you.

Camillo Martino - Silicon Image, Inc. - CEO
So instead of recognizing it on a quarterly basis, like Q1, Q2, I think you may have seen in our last Q, we talked about not recognizing it as well. So this is all, in a sense, accruing, that we would expect to recognize in the second half of the year.

Charlie Anderson - Dougherty & Co. - Analyst
Got it. And then the stock is trading down to a level where you're almost at a -- I don't know, call it a $200 million enterprise value. Could you just update us on the buyback program and if you think about that's where your valuation shakes out versus some of the valuations we've seen for these 60-gig assets, how that makes you think about how aggressive you want to be with the buyback?

Camillo Martino - Silicon Image, Inc. - CEO
I think, certainly the buyback program, we always like to look for opportunities like this. We believe very strongly in our long-term growth of the Company, and this is something that the management team and the Board of Directors will be discussing at our coming meetings. But at this price, clearly, it is a great opportunity for any potential investor, including Silicon Image.

Charlie Anderson - Dougherty & Co. - Analyst
Thank you so much.

Operator
Christopher Longiaru, Sidoti & Company.

Christopher Longiaru - Sidoti & Co. - Analyst
My question has to do with -- so if this revenue is delayed, I'm understanding that as you finish these negotiations, that you'll see the revenue that you would have recognized in June and March come through in September and December, and that's basically the main way that you make up the $14 million to $15 million shortfall that you were talking about?

Camillo Martino - Silicon Image, Inc. - CEO
So obviously, there's also additional growth. As I mentioned, there's seasonality growth and product revenue as well, yes.

Christopher Longiaru - Sidoti & Co. - Analyst
Got it. But so basically, those revenues, though, haven't gone away; they're just going to be concentrated in the second half of the year?

Camillo Martino - Silicon Image, Inc. - CEO
That's right, that's right. Let's think of it as deferred revenue at this point.

Christopher Longiaru - Sidoti & Co. - Analyst
Okay. And then just in terms of the last time that something like this happened, it was ahead of, in terms of the inventory correction that we're seeing, it was ahead of a large product ramp by that large customer. Is that the case now? Can you give us any inclination as to how some of those product ramps are going?

Camillo Martino - Silicon Image, Inc. - CEO
Yes, I think at this point, it's a little bit too early. As I mentioned in my prepared remarks, we're still in very deep discussions with our customer and the supply chain and really looking at the overall outlook. But I don't think we want to talk specifically about any of our customers in particular. I think that's at this point.

Christopher Longiaru - Sidoti & Co. - Analyst
Would you expect September to be seasonally normal relative to what you've done in the past?

Camillo Martino - Silicon Image, Inc. - CEO
Look, I think it's best to say that we'll provide you a lot more detail after we've done a complete and thorough analysis of all of the discussions we're having to date. But at this point, we felt it was important to provide some directional thinking on the overall outlook for the year. And that's what we did in terms of flat to down on the top line as well as flattish to potentially even down on the bottom line as well. But the actual detail that gets you the makeup of that outlook, we'll provide to you at the end of the month.

Christopher Longiaru - Sidoti & Co. - Analyst
Okay, thank you.

Operator
Jorge Rivas, Craig-Hallum Capital Group.

Jorge Rivas - Craig-Hallum Capital Group - Analyst
Just one quick question for me. So on the IP licensing agreement with the HDMI founders, I heard you say that most of the economic terms have been agreed upon already. So I'm wondering if you have an expected timeframe in which we would see those revenues either coming in the second -- in the third quarter and the fourth quarter. Is there a rate for that extending past those periods?

Camillo Martino - Silicon Image, Inc. - CEO
Look, at this point in time, we expect it to be successfully behind us in the second half and more specifically, in Q3. But at this point in time, we have confidence in this occurring in the second half. And as soon as it's done, we'll be sure to update everyone to make sure everyone understands.

Jorge Rivas - Craig-Hallum Capital Group - Analyst
Okay, thank you.

Operator
Dan Scovel, Edison.

Dan Scovel - Edison Investment Research - Analyst
A question with regards to product revenue from beyond the major customer. Can you comment, is that tracking to expectations, or above or below?

Camillo Martino - Silicon Image, Inc. - CEO
I think the other activities that I've mentioned on the call are in line with our expectations. For example, our progress into the mid-range activity is coming along well. So I think overall, we feel good about it. And not to mention -- I also made a comment before -- the consumer electronics business is doing better than expected, as we observed earlier in the year as well. So I think there are some good signs there regarding some of the other businesses. But today, the main emphasis was specific mention of the mobile revenue is down, and in particular to one customer.

Dan Scovel - Edison Investment Research - Analyst
All right. And so again, your core strategy remains intact because the rest of the business, as you see it, seems to be in pretty good shape, correct?

Camillo Martino - Silicon Image, Inc. - CEO
Yes, exactly. As I mentioned in my prepared remarks, we don't see anything at this point which makes us re-think our core strategy, being right now getting into mid-range phones and wireless. We feel comfortable with those activities.

The overall MHL ecosystem is growing very, very well today. I think the last press release that was issued on this showed there are over 500 million products in the installed base with the MHL interface. This is in just over 3 years, so that's pretty phenomenal growth. And it's not just phones. It's also televisions, MHL in the PC monitors, car stereo. I think we've made comment in our last call that this particular year, we expect televisions with MHL penetration to exceed 40%, which is quite phenomenal growth, considering that 2 years ago, that televisions with MHL was under 10%. It was single digits at that point in time. So the overall ecosystem is growing, and the strategy, we believe, is working. So at this point, we continue to march forward.

Dan Scovel - Edison Investment Research - Analyst
Okay. Again, at the risk of beating a dead horse, so the HCMI license revenue, you see that as just a deferral at this point relative within the year? There's no real change on the year that you're expecting there at this point?

Camillo Martino - Silicon Image, Inc. - CEO
That's right, that's right, that's right.

Dan Scovel - Edison Investment Research - Analyst
Okay. And then finally, off to the side here, any progress on the CFO status these days?

Camillo Martino - Silicon Image, Inc. - CEO
Well, we're running a detailed process. We've retained an outside recruiting firm to manage the process. These processes can take long. We're interviewing a number of different candidates. I would expect that we would have this position announced in the not-too-distant future, but we will announce it as soon as it occurs, obviously. But we're confident that the process is a good and fair one, and we'll find a great candidate to be the permanent CFO.

Dan Scovel - Edison Investment Research - Analyst
Good. Thank you.

Operator
Tom Sepenzis, Northland Capital Markets.

Tom Sepenzis - Northland Capital Markets - Analyst
I was wondering if you could give us any kind of update on MHL 3.0, specifically in the handset market as your major customer loses share here. There are a number of other vendors that are coming at them at the high end. I'm just wondering if you've had any progress in terms of wins with 3.0 chipsets and how you see that in the timing of that emerging?

Camillo Martino - Silicon Image, Inc. - CEO
I think earlier this year in Barcelona at the Mobile World Congress, you saw Sony phone and tablet with MHL 3.0. That was quite an outstanding demo, frankly. It was one of the best demos in the whole show. In addition to that, several 4K televisions this year are shipping also with MHL 3.0. So we expect this ecosystem to continue to build, and next year we see the number of companies to grow even more, no question.

Tom Sepenzis - Northland Capital Markets - Analyst
Great. And in terms of the 60-gig, one of the issues with Qualcomm acquiring Wilocity is they're going to integrate the RF. And I know that part of the story going forward was that you've done more work on the RF side, and we're hoping to be able to capture some share in RF, even if WiGig is the chosen medium. So I'm just wondering if there's any change here in terms of how you see 60-gigahertz developing with standards or where you see your place on the RF side specifically.

Camillo Martino - Silicon Image, Inc. - CEO
Sure. Well, remember, the 60-gigahertz opportunity is across many, many different segments. And mobile is one segment where 60-gigahertz will be appropriate. Televisions or consumer electronics is another category. PCs are another category. Docking stations is another category. And wireless backhaul is another category. And by the way, every one of these segments I just mentioned have a slightly different twist to the requirements, the technical requirements. And so we think we're pretty well positioned. We've announced our particular intention of developing, for example, not only wireless HD, but also WiGig status. We made that known, I would say, probably a year and a half ago now, and we've been pretty open about it. So we continue to move forward. There are many players and many opportunities out there. By the way, all of the other semiconductor companies out there that were considering to partner with Wilocity now all of a sudden, frankly, are looking for a new partner. Qualcomm has taken Wilocity off the table, so now all of a sudden there's a scramble to see who else to partner with. So we're very encouraged by the opportunities that we see in front of us. It's going to take time, no question, as we realize investors have been very, very patient for us, staying with us. But the long-term outlook for 60-gigahertz technology, we believe, is very, very strong. Now, in terms of integration that you mentioned, I think it's going to take a while. Today, if you look at the pricing today for, let's say, mobile phone SOCs and application processors, pricing is pretty aggressive there. I don't think anyone's in a real hurry to go and burden every single phone out there with an additional $2.00 or $3.00 incremental cost unless the adoption rate was extremely high. So this market's going to play out over time.

Nothing's going to happen like in Q3 or Q4. This is going to take a number of years to get this thing off the ground. And at this point, we think we're very well positioned and well placed.

Tom Sepenzis - Northland Capital Markets - Analyst
Great. Thank you very much.

Operator
Rajvindra Gill, Needham and Company.

Rajvindra Gill - Needham & Co. - Analyst
Just one quick follow-up on the guidance. I'm just wondering, why are the non-GAAP gross margins being guided up to 59.5% from 56.5%?

Camillo Martino - Silicon Image, Inc. - CEO
I think it's more of a mix, primarily, in this.

Rajvindra Gill - Needham & Co. - Analyst
Okay, so even though there's going to be less IP revenue in Q2, the gross margins are going to be guided up?

Camillo Martino - Silicon Image, Inc. - CEO
Yes. I mean, we're obviously, although mobile is down, CE is up. We've probably got some favorable going on in the supply chain, so our overall gross margin is up right now.

Rajvindra Gill - Needham & Co. - Analyst
Great. And then on the Opex, you lowered the Opex a bit, by $1.5 million. Was that related to additional SG&A to support the HDMI licensing? Just wondering why the Opex is also going down.

Steve Robertson - Silicon Image, Inc. - VP Finance
This is Steve. The primary driver of the operating expense going down is just the timing of a couple of our project expenses that we had originally planned to hit in Q2 and just didn't get completed within the quarter. So it's just a timing issue.

Rajvindra Gill - Needham & Co. - Analyst
Okay, got it. Okay, great. Thanks for those follow-up.

Operator
And we'll now turn the conference back over to Mr. Camillo for any additional or closing remarks.

Camillo Martino - Silicon Image, Inc. - CEO
Thank you, everyone, for joining us on today's call, where we're working on getting you the more detail that you are looking for. Based on the questions that have been asked today, I will provide more detail, as I mentioned, on the call later this month. Thank you.

Operator
Thank you. That does conclude today's conference. We do thank you for your participation today.

END